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                                                          OMB APPROVAL
                                                  ------------------------------
                                                     OMB NUMBER: 3235-0515
                                                  ------------------------------
                                                     EXPIRES: JANUARY 31, 2002
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                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE: 43.5
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            PARK-OHIO HOLDINGS CORP.
                       (Name of Subject Company (issuer))


                  PARK-OHIO HOLDINGS CORP. (OFFEROR AND ISSUER)
       (Names of Filing Persons (identifying status as offeror, issuer or other person))


           OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)


                                    700666100
                      (CUSIP Number of Class of Securities)



                                RONALD J. COZEAN
                               23000 EUCLID AVENUE
                              CLEVELAND, OHIO 44117
                                 (216) 692-7200
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

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                            Calculation of Filing Fee
--------------------------------------------------------------------------------
      Transaction valuation*                          Amount of filing fee
--------------------------------------------------------------------------------
           $14,746,435                                    $2,949**
--------------------------------------------------------------------------------

* Calculated solely for the purposes of determining the filing fee. This amount assumes that options to purchase 1,083,500 shares of common stock of Park-Ohio Holdings Corp., having a weighted average exercise price of $13.61, will be tendered pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

** Previously paid.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                           Amount Previously Paid:   $2,949
                                                   ---------------------

                           Form or Registration No.:  Schedule TO
                                                    --------------------

                           Filing Party:     Park-Ohio Holdings Corp.
                                         -------------------------------

                           Date Filed:       April 20, 2001
                                       ---------------------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]   third-party tender offer subject to Rule 14d-1.

[X]   issuer tender offer subject to Rule 13e-4.

[ ]   going-private transaction subject to Rule 13e-3.

[ ]   amendment to Schedule 13D under Rule 13d-2.


Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


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     This Amendment No. 1 amends and supplements the Tender Offer Statement on
Schedule TO, filed with the Securities and Exchange Commission on April 20, 2001 relating to the offer by Park-Ohio Holdings Corp., an Ohio corporation ("Park-Ohio"), to acquire all outstanding stock options to purchase shares of Park-Ohio common stock, par value $1.00 per share, and in return grant to those individuals who accept Park-Ohio's offer new stock options carrying an option price no less than the then current market price of Park-Ohio's common stock at the time of such grant, on the terms and subject to the conditions set forth in the Offer To Acquire All Outstanding Stock Options For New Stock Options and the related Letter of Transmittal.

ITEM 12.  EXHIBITS.

     Item 12 is hereby amended and restated as follows to add Exhibit (a)(5):

Exhibit (a)(1)      Offer To Acquire All Outstanding Stock Options For New Stock
                    Options, dated April 20, 2001 *

Exhibit (a)(2)      Form of Letter to Offerees, dated April 20, 2001 *

Exhibit (a)(3)      Form of Letter of Transmittal, dated April 20, 2001 *

Exhibit (a)(4)      Park-Ohio Holdings Corp. Annual Report on Form 10-K for its
                    fiscal year ended December 31, 2000 (filed with the Securities and Exchange Commission on March 30, 2001 and incorporated by reference and made a part hereof)

Exhibit (a)(5)      Supplement to Offer To Acquire All Outstanding Stock Options
                    For New Stock Options, dated May 11, 2001

Exhibit (b)         Not applicable

Exhibit (d)(1)      Park-Ohio Industries, Inc. Amended and Restated 1992 Stock
                    Option Plan (filed as Exhibit A to Schedule 14A of Park-Ohio
                    Industries, Inc., filed on May 12, 1995, SEC File No.
                    000-03134 and incorporated by reference and made a part hereof)

Exhibit (d)(2)      Non-Statutory Stock Option Agreement, dated February 22,
                    1996, between Park-Ohio Industries, Inc. and Edward F.
                    Crawford (filed as Appendix A to the Definitive Proxy
                    Statement of Park-Ohio Industries, Inc., filed on April 16,
                    1996, SEC File No. 000-03134 and incorporated by reference and made a part hereof)

Exhibit (d)(3)      1996 Non-employee Director Stock Option Plan (filed as
                    Appendix B to the Definitive Proxy Statement of Park-Ohio
                    Industries, Inc., filed on April 16, 1996, SEC File No.
                    000-03134 and incorporated by reference and made a part hereof)

Exhibit (d)(4)      1998 Long-Term Incentive Plan (filed as Appendix E to the
                    Definitive Proxy Statement of Park-Ohio Industries, Inc., filed on April 24, 1998, SEC No. 000-03134 and incorporated by reference and made a part hereof)

Exhibit (g)         Not applicable

Exhibit (h)         Not applicable

* Previously filed



                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       PARK-OHIO HOLDINGS CORP.



                                        By: /s/ Ronald J. Cozean
                                           -------------------------------------
                                                Ronald J. Cozean, Secretary


Dated: May 11, 2001



                                       4

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                                  EXHIBIT INDEX


EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------

(a)(1) Offer To Acquire All Outstanding Stock Options For New Stock Options, dated April 20, 2001 *

(a)(2)              Form of Letter to Offerees, dated April 20, 2001 *

(a)(3)              Form of Letter of Transmittal, dated April 20, 2001 *

(a)(4) Park-Ohio Holdings Corp. Annual Report on Form 10-K for its fiscal year ended December 31, 2000 (filed with the Securities and Exchange Commission on March 30, 2001 and incorporated by reference and made a part hereof)

(a)(5) Supplement to Offer To Acquire All Outstanding Stock Options For New Stock Options, dated May 11, 2001

(d)(1) Park-Ohio Industries, Inc. Amended and Restated 1992 Stock Option Plan (filed as Exhibit A to Schedule 14A of Park-Ohio Industries, Inc., filed on May 12, 1995, SEC File No. 000-03134 and incorporated by reference and made a part hereof)

(d)(2) Non-Statutory Stock Option Agreement, dated February 22, 1996, between Park-Ohio Industries, Inc. and Edward F. Crawford (filed as Appendix A to the Definitive Proxy Statement of Park-Ohio Industries, Inc., filed on April 16, 1996, SEC File No. 000-03134 and incorporated by reference and made a part hereof)

(d)(3) 1996 Non-employee Director Stock Option Plan (filed as Appendix B to the Definitive Proxy Statement of Park-Ohio Industries, Inc., filed on April 16, 1996, SEC File No. 000-03134 and incorporated by reference and made a part hereof)

(d)(4) 1998 Long-Term Incentive Plan (filed as Appendix E to the Definitive Proxy Statement of Park-Ohio Industries, Inc., filed on April 24, 1998, SEC No. 000-03134 and incorporated by reference and made a part hereof)

* Previously filed